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                                   EXHIBIT 8.1

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                [LUSE GORMAN POMERENK & SCHICK, P.C. LETTERHEAD]




(202) 274-2000

January 18, 2005

Board of Directors
First Federal Banc of the Southwest, Inc.
First Federal Bank
300 North Pennsylvania Avenue
Roswell, New Mexico  88201

Board of Directors
GFSB Bancorp, Inc.
221 West Aztec Avenue
Gallup, New Mexico  87301

        RE: FEDERAL TAX CONSEQUENCES OF THE MERGER OF GFSB BANCORP, INC. WITH AND INTO FIRST FEDERAL BANC OF THE SOUTHWEST, INC.

Ladies and Gentlemen:

        You have requested an opinion as to the Federal income tax consequences of the following proposed transactions, pursuant to the Agreement and Plan of Merger by and between First Federal Banc of the Southwest, Inc., a Delaware corporation ("FFBSW"), and GFSB Bancorp, Inc., a Delaware corporation ("GFSB") (the Agreement and Plan of Merger shall be referred to as the "Merger Agreement"): GFSB will merge with and into FFBSW with FFBSW as the surviving corporation (the "Merger"), and the separate existence of GFSB will cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of GFSB will be vested in and assumed by FFBSW. As part of the Merger, each share of GFSB common stock will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. Immediately after the Merger, Gallup Federal Savings Bank ("Gallup Federal"), a wholly owned subsidiary corporation of GFSB, will merge with and into First Federal Bank ("First Federal"), a wholly owned subsidiary corporation of FFBSW, with First Federal as the resulting institution ("Bank Merger"). This letter does not address the state and local tax consequences of the transactions. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

        For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions

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Board of Directors
First Federal Banc of the Southwest, Inc.
GFSB Bancorp, Inc.
January 18, 2005
Page 2


below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of FFBSW and GFSB upon certain written representations of each of the parties to the Merger Agreement (which representations we have neither investigated nor verified).

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

        Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material Federal income tax consequences of the transaction.

                                     OPINION

        Based solely upon the above-referenced representations and information and assuming the transactions occur in accordance with the Merger Agreement, the Merger, and Bank Merger (and taking into consideration the limitations at the end of this opinion), it is our opinion that under current Federal income tax law:

        A. The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code. FFBSW and GFSB will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

        B. The merger of Gallup Federal into First Federal will not adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

        C. No gain or loss will be recognized by FFBSW, First Federal, GFSB or Gallup Federal by reason of the Merger;

        D. Except to the extent of any cash received in lieu of a fractional share interest in FFBSW Common Stock and cash consideration received in the Merger, the exchange of GFSB Common Stock for FFBSW Common Stock will not give rise to

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Board of Directors
First Federal Banc of the Southwest, Inc.
GFSB Bancorp, Inc.
January 18, 2005
Page 3

                recognition of gain or loss for Federal income tax purposes to the stockholders of GFSB;

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        No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views.

                                     CONSENT

        We hereby consent to the filing of the opinion as an exhibit to FFBSW's Registration Statement on Form S-4, as amended, as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Joint Proxy Statement/Prospectus contained in FFBSW's Registration on Form S-4 under the captions "The Merger--Material Federal Income Tax Consequences of the Merger" and "The Merger Agreement--Conditions to Completing the Merger."


                                       Sincerely,


                                       /s/ Luse Gorman Pomerenk & Schick, P.C.

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                                       LUSE GORMAN POMERENK & SCHICK, P.C.
                                       A Professional Corporation